Exhibit (a)(1)(g)

FORMS OF CONFIRMATIONS

Confirmation E-mail to Employees who Elect to Participate in the Offer to Amend Certain Options

iBasis, Inc. has received your election form dated ________, 2007, by which you elected to have all of the outstanding affected options that you hold amended, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to all of your affected options by completing and signing the withdrawal form which was previously provided to you no later than 5:00 p.m., Eastern Time, on August 10, 2007, and hand delivering it to Jennifer Garcia at iBasis, Inc., 20 Second Avenue, Burlington, MA 01803, or sending it (scanned as a .pdf file) via e-mail to amendprogram@ibasis.net, or faxing it to Jennifer Garcia at (781) 505-7330.  Withdrawal forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) and interoffice mail, are not permitted and will not be accepted.

If you have questions concerning the submission of your form, please direct them to:

Jennifer Garcia, Director of Human Resources
iBasis, Inc.
(781) 505-7860
amendprogram@ibasis.net

Please note that our receipt of your election form is not by itself an acceptance of the options.  For purposes of the offer, iBasis will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when iBasis gives written notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication.  iBasis’s formal acceptance is expected to take place shortly after the end of the offer period.

Confirmation E-mail to Employees who Withdraw their Options from the Offer to Amend Certain Options

iBasis, Inc. has received your withdrawal form dated _________, 2007, by which you rejected iBasis’s offer to amend all of your outstanding affected options.

If you change your mind, you may once again elect to accept the offer with respect to all of your affected options that you hold by completing and submitting a new election form no later than 5:00 p.m., Eastern Time, on August 10, 2007, and hand delivering it to Jennifer Garcia at iBasis, Inc., 20 Second Avenue, Burlington, MA 01803, or sending it (scanned as a .pdf file) via e-mail to amendprogram@ibasis.net, or faxing it to Jennifer Garcia at (781) 505-7330.  Election forms submitted by any other means, including United States mail (or other post), Federal Express (or similar delivery service) and interoffice mail, are not permitted and will not be accepted.

If you have questions concerning the submission of your form, please direct them to:

Jennifer Garcia, Director of Human Resources
IBasis, Inc.
(781) 505-7860
amendprograms@ibasis.net